Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PWR CPA, LLP

7600 W. Tidwell, Suite 501

Houston, Texas 77040

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 11, 2020 relating to our audit of the consolidated balance sheets of StemGen, Inc. as of June 30, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended June 30, 2019 and for the period from May 1, 2018 (inception) through June 30, 2018.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ PWR CPA, LLP

PWR CPA, LLP

Houston, Texas

July 9, 2020